BEHRE DOLBEAR
founded 1911 MINERALS INDUSTRY ADVISORS

COMSTOCK MINING, INC.

TECHNICAL REPORT ON THE COMSTOCK MINE PROJECT GOLD HILL, NEVADA, USA

(BEHRE DOLBEAR PROJECT 10-100)

AUGUST 31, 2010

PREPARED BY:

MR. MIKE MARTIN
MR. JOSEPH KANTOR
MR. MARK ANDERSON
DR. ROBERT CAMERON

BEHRE DOLBEAR & COMPANY (USA), INC.
999 Eighteenth Street, Suite 1500
Denver, Colorado 80202 USA
(303) 620-0020

A Member of the Behre Dolbear Group Inc.

www.dolbear.com

3.0 SUMMARY

3.1 INTRODUCTION

Behre Dolbear & Company, Ltd. (Behre Dolbear) has been retained by Comstock Mining, Inc. (Comstock Mining) formerly GoldSpring, Inc. (GoldSpring) to prepare a Technical Report on the Comstock Mine Project, 100% owned or leased by Comstock Mining. Comstock Mining is in the process of formulating operational and financial planning for the property. To date, Comstock Mining has completed development drilling, preliminary mine planning, operational planning, and financial analysis and has undertaken considerable permitting work, as described briefly in this report, on the Comstock Mine property.

The purpose of this report is to provide an updated independent review and critique of the mineral resource estimates at the property, together with a statement and review of the work already done by Comstock Mining and its other consultants on the preliminary planning and analysis. Since the original Behre Dolbear report, the following has occurred: additional drilling has been completed and more historic drilling data has been located; the formerly leased Obester and Donovan properties have been purchased; the Dayton Resource Area has been acquired in two separate transactions; and new resource models were developed for the resource areas incorporating the new and historic drilling data, revised geologic models and new information obtained on the Dayton Resource Area.

This report is written in compliance with NI 43-101 Standards of Disclosure for Mineral Projects.

3.2 LOCATION

The Comstock Mine Project owned by Comstock Mining, Inc. is located in Storey and Lyon Counties, Nevada, approximately 3 miles south of Virginia City and 30 miles southeast of Reno, Nevada. Access to the property is by State Route 342, a paved highway. The Project includes the Lucerne Resource Area which contains the previously-mined Lucerne, Hartford and Billie the Kid pits and the historic Justice, Keystone and Woodville mines; the Plum Mine infrastructure which is an existing open pit gold and silver mine and heap leach facility that will be redesigned and constructed to accommodate new ore; the newly acquired Dayton Resource Area involving the historic Dayton, Alhambra and Kossuth mines; the Spring Valley exploration target; and the Northern Extension exploration target.

3.3 OWNERSHIP

As of July 30, 2010, the Comstock Mine Project consists of 5,892 acres of active lode mining claims in the Comstock and Silver City Mining Districts. The acreage is comprised of 892 acres of patented claims (private lands) and 5,000 acres of unpatented claims, Bureau of Land Management (BLM) administered. A complete list of all the claims is given in Appendix 1.0.

3.4 GEOLOGY

The Comstock District is located within the western portion of the Basin and Range Province of Nevada, between Reno and Carson City. The majority of the epithermal ore bodies occur as veins, breccia zones, and stockworks hosted in three major structural zones: the northeast striking, southeast dipping Comstock and Occidental fault zones, and the northwest striking, northeast dipping Silver City fault zone. The principal host rocks are Miocene-aged volcanics, volcanoclastic units, and various phases of quartz diorite/quartz porphyry to andesite porphyry as stocks, dikes, and plugs. Mineralization is related to

several overlapping, superimposed hydrothermal events with both high and low sulfidation styles of alteration. Some of the magmatic events were directly associated with hydrothermal activity.

Because of the Comstock District's historic significance during the American Civil War and its world-class bonanza precious metal grades, the geology is well known and has been studied in detail by many researchers. Detailed surface mapping and the careful logging of reverse circulation drill chips and diamond drill core by the Comstock Mining staff have enhanced their understanding of the Comstock Mine Project geology.

Placer gold deposits were discovered in 1850 and the lode gold-silver deposits were discovered in 1859. Production since 1950 has been intermittent. Over 8.2 million ounces of gold and over 192 million ounces of silver were produced prior to 1965 (Bonham, 1969).

3.5 MINERALIZATION

Mineralization within the project drill area is gold enriched, with silver to gold ratios of approximately 10:1. This compares to ratios of silver to gold of 100:1 over the Comstock bonanza ore bodies. Drilling has outlined gold and silver mineralization over a strike distance in excess of 1 mile, with in-fill drilling on 50- to 70-foot centers over 0.6 of a mile. The bulk of the exploration drilling is in the Billie the Kid and Lucerne pit areas, a lateral distance of about 0.6 mile. Mineralization is open-ended to the north and south along strike and down dip to the east.

3.6 MINERAL RESERVES AND RESOURCES

3.6.1 Drilling, Sampling, and Assaying

A total of 719 RC and core holes, drilled in the Lucerne Resource Area by Comstock Mining and their predecessors, have defined mineral resources at the Lucerne and Billie the Kid open pits together with those along strike and down-dip. Sampling was undertaken using a wet rotary splitter. Two equal splits plus duplicates on 100-foot intervals were collected, with the samples being secured with good chain of title from the drill site to the primary assay laboratory. For the Comstock Mining exploration and development campaigns, all drilling, surface and down-hole surveying, hole abandonment, geologic logging, sampling, and assays were performed to industry-recognized standards. Eight HQ and PQ size core holes were drilled primarily for metallurgical and geotechnical purposes.

Further south, another 252 holes were drilled at the Dayton-Alhambra-Kossuth claims in the Dayton Resource Area. Drilling, during the 1970s and 1990s, was accomplished by a combination of angle core and conventional rotary, in-fill air track, and RC twin and exploratory drill holes.

3.6.2 Resource and Reserves

Based on a gold cutoff of 0.007 ounce per ton, the estimated Measured and Indicated Resources for the Lucerne Resource Area are approximately 26,540,000 tons, with an average gold grade of 0.028 ounce per ton and an average silver grade of 0.354 ounce per ton. The estimated Measured and Indicated Resources for the Dayton Resource Area are approximately 4,970,000 tons, with an average gold grade of 0.034 ounce per ton and an average silver grade of 0.244 ounce per ton. The total Measured and Indicated Resources at the Comstock Mine Project are approximately 31,510,000 tons, with an average gold grade of 0.029 ounce per ton and an average silver grade of 0.336 ounce per ton.

There is an additional Inferred Resource of 12,660,000 tons in the Lucerne Model, with an average gold grade of 0.023 ounce per ton and an average silver grade of 0.252 ounce per ton, and 1,210,000 tons in the Dayton Model, with an average gold grade of 0.026 ounce per ton and an average silver grade of 0.298 ounce per ton. The total Inferred Resources at the Comstock Mine Project are approximately 13,870,000 tons, with an average gold grade of 0.023 ounce per ton and an average silver grade of 0.256 ounce per ton. The estimated in-situ resource for the Comstock Mine Project are shown in Table 3.1.

Behre Dolbear believes that the resource model and classifications are appropriate and NI 43-101 Technical Report compliant.

TABLE 3.1
COMSTOCK MINE PROJECT RESOURCE SUMMARY

	Tons	Au (opt)	Ag (opt)	Total Au (ounces)	Total Ag (Ounces)
MEASURED + INDICATED RESOURCE					
Lucerne Model	26,540,000	0.028	0.354	731,000	9,380,000
Dayton Model	4,970,000	0.034	0.244	168,000	1,210,000
Total	**31,510,000**	**0.029**	**0.336**	**899,000**	**10,590,000**
INFERRED RESOURCE					
Lucerne Model	12,660,000	0.023	0.252	291,000	3,190,000
Dayton Model	1,210,000	0.026	0.298	31,000	360,000
Total	**13,870,000**	**0.023**	**0.256**	**322,000**	**3,550,000**

3.7 EXPLORATION

After studying all of the information provided by Comstock Mining, including the vertical cross-sections through the expanded pit area, Behre Dolbear believes that further drilling outside the presently planned ultimate pit limits is likely to result in developing substantial additional resources.

The potential for substantial additional resources, based upon the presence of underground workings, mineralized outcrops, historic drilling, and geologic mapping, is particularly encouraging northward in the area Comstock Mining terms the "Northern Extension"; in the area northeast of the Lucerne and Billie the Kid pits; in the East Side target; in the Dayton-Alhambra-Kossuth area; and to the south in the Spring Valley area. The northerly extension of mineralization beyond the Lucerne/Billie the Kid area has an estimated strike length of 2,700 feet. Comstock Mining has inventoried a number of "Historic Resources" through the review of technical reports written by previous mine operators in this "Northern Extension" area. The Historic Resource is estimated at 2,460,000 tons, with a grade of 0.053 ounce of gold per ton and 1.472 ounce of silver per ton. Although the data are historic and potential resources are non-compliant with NI 43-101 Technical Report requirements, they offer a reasonable expectation of potential mineralization.

The south end of the historic Lucerne pit has multiple cross-cutting, northeasterly striking structures. The projection of these structures intersecting the Gold Canyon Fault (the most easterly fault of the Silver City

fault zone) has been designated the East Side target. Drilling at the East target returned "better than expected" grades and thicknesses of mineralization along the targeted intersections of northwest striking, northeast dipping and northeast striking, southeast dipping fault zones. This successful drilling campaign has substantially elevated the priority and potential at the East Side target.

Comstock Mining has recently acquired the Dayton-Alhambra-Kossuth properties. Previous drilling and underground development have outlined three separate gold resource areas along the projection of the Silver City fault zone. Mineralization is open-ended based upon previous drilling and could extend further south into the Spring Valley area.

Early results from drilling south of the Dayton Resource Area, in the Spring Valley area, are also encouraging, with "ore-grade" mineralization encountered at very shallow depths.

3.8 PROJECT ECONOMICS

The cash flow spreadsheet included with the Mineral Reserves Declaration Report for The Comstock Mine Project, provided by GoldSpring, was examined.

Behre Dolbear compiled a cash flow spreadsheet (without changing GoldSpring's capital and operating costs) and achieved comparable results: Net present value (NPV) at 8% discount rate of US$81,760,997, whereas GoldSpring reported US$85,609,954, a difference of 4.5%. Behre Dolbear's calculation of rate of return is 52.5%, while GoldSpring's is 53.4%. It should be noted that these economic analyses did not include the resources in the new Dayton Resource Area.

It should also be noted by the reader that these economic analyses were made on the Comstock Mine Project mineral resources, and not on reserves. They should not be given significant weight, until such time as reserves can be calculated, and costs, etc., used can be verified by at least a preliminary pre-feasibility study.

3.9 CONCLUSIONS

Behre Dolbear believes the Comstock Mine Project represents a well-explored epithermal precious metal deposit within a world-class mining district. The deposit is hosted in structurally prepared rocks within the northwest striking, northeast dipping Silver City fault zone. Grades and extent of mineralization are enhanced where this fault zone is intersected by east-west and northeast striking faults. The geology of the project area is well described and understood through vigorous surface mapping and drill hole logging. The density of geologic data is high, and the reliability is excellent, particularly in the various Starter Pits. Additional drilling is required in the Expanded Pit area. Drilling and assaying followed accepted industry-standard methods, and the evaluation of QA/QC results is very good. Additional Project needs include continued in-fill drilling in the Expanded Pit area, continuation of a geotechnical/metallurgical large-diameter drill core program, completion of an EIS, and re-location of a state route. Exploration opportunities to expand the known mineralization down-dip and along strike to the north, south, and northeast are outstanding and have the potential of doubling the estimated Measured and Indicated Resource.

3.9.1 Recommendations

3.9.1.1 Geology and Mineral Resources

- Comstock Mining completed in the first half of 2010 an 8-hole geotechnical/metallurgical core drilling program. One HQ3 oriented hole, two HQ holes, and five PQ holes were completed. Results on the geotechnical holes demonstrate that hanging wall rock at the Lucerne pit in the vicinity of the state route is very incompetent and that pit walls may need to be 30° or less adjacent to the road. It is recommended that this program be expanded to ensure sufficient geotechnical and metallurgical data are acquired concerning the other Starter Pits and the Expanded Pit scenario.
- Following acquisition of all data from the 2010 core drilling program, Comstock Mining should carry out at least a preliminary pre-feasibility study to establish new capital and operating costs and thus be able to calculate reserves that conform to NI 43-101 Technical Report requirements.
- Comstock Mining should move as rapidly as possible towards completing an Environmental Impact Statement (EIS) for the expansion towards production from the Expanded Pit. Dr. Cameron (2009) recommended budgeting additional funds for this task. Behre Dolbear concurs with this recommendation. It should be noted, however, that an EIS sometimes takes longer to complete and costs more than expected.
- Comstock Mining should initiate a condemnation drilling program on potential sites for a relocation of State Route 342.
- Weights of each RC drill sample were recorded. From a limited review of drill logs, there is a wide range of recorded weights from 2 pounds to at least 16 pounds. It is recommended that in the future, whatever additional sampling data are needed to compare RC drill hole recovery weights and percentage recovery to grade be collected whenever possible. This could be combined with a twin program of core versus RC drilling in various locations.
- Drilling to the east of the Lucerne pit (East Side target) has encountered very encouraging assay results. Exploration drilling should continue with expectations of expanding resources along the northeast striking structures.
- With the Dayton-Alhambra-Kossuth properties now acquired by Comstock Mining, in-fill and confirmatory drilling is necessary to upgrade the characterization of this resource. Furthermore, additional drilling in the southern part of this resource (between Kossuth and Alhambra) should help to define the location of the various parallel faults within the Silver City fault zone. This in turn will aid in future drill hole planning immediately to the south in the Spring Valley target area.
- Initial drilling in the Spring Valley area, south of Silver City, intersected significant mineralization at very shallow depths. Behre Dolbear recommends that a series of trenches be dug along strike and across the dip of the interpreted mineralized zones. The trenches can be mapped and sampled, photographed if necessary, and closed to prevent possible accidents.
- Preliminary investigations on ground magnetic surveys in the Spring Valley area suggest that mineralized structures may be reflected by magnetic anomalies. Behre Dolbear suggests that additional fill-in magnetic survey lines be completed to test this possibility.

3.9.1.2 Mining

- It is recommended that slope stability studies be performed by an independent consultant to ascertain the correct safe slope for the pit for use in further engineering work and project feasibility.

3.9.1.3 Processing

- Additional metallurgical testing will be required to guide the final design and capital cost estimates for the processing facilities to maximize the recovery of gold and silver. Drill core samples from the spring 2010 drilling program have been submitted to McClelland Laboratories for metallurgical testing, but the test results are not complete at the date of this report. The samples tested in the work completed by McClelland Laboratories were obtained from RC cuttings. Drill core samples, representative of the resources to be processed, need to be subjected to both column leach testing, simulated Counter Current Decantation (CCD) leach testing, and Grind, Cyanide, Leach, Precipitation, Agglomeration (GCLPA) testing. It is entirely possible that crush sizes in heap leach could exceed ½ inch, thereby making the process economics very favorable even when considering slightly lower gold and silver recoveries. This may prove to be very favorable if a single treatment option such as "whole ore leach" were to be chosen.
- Behre Dolbear recommends additional testing, prior to detailed engineering, to verify the bulk densities at the Dayton Resource Area.